EXHIBIT 99

Date October 29, 2009

FOR IMMEDIATE RELEASE:

CONTACT:

Trent B. Troyer, President & CEO

330-364-7777 or trent@onlinefirstfed.com

FFD Financial Corporation Reports Net Earnings For
The Three Months Ended September 30, 2009

DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended September 30, 2009, of $172,000, or diluted earnings per share of $.17, compared to net earnings of $331,000, or $.31 per diluted share, reported for the comparable three-month period in 2008. The $159,000, or 48.0%, decrease in net earnings resulted from an increase of $187,000, or 15.6%, in general, administrative and other expenses and a decrease of $110,000, or 6.7%, in net interest income, which were partially offset by an increase of $41,000, or 24.7%, in other income and decreases of $87,000, or 49.2%, in the provision for federal income taxes and $10,000, or 9.5%, in the provision for losses on loans.

The decrease in net interest income was primarily due to yields on interest earning assets declining at a faster rate than the costs of new and repricing deposits, and an increase in the average balance of deposits. The increase in general, administrative and other expense was due primarily to increases in employee compensation and benefits, increased FDIC insurance premiums, advertising expense to market the opening of the new Berlin, Ohio office and other expenses related to growth in the Corporation’s operations period over period. The increase in employee compensation and benefits was expected due to the opening of the Berlin office and the Corporation’s preparation to comply with Section 404 of the Sarbanes-Oxley Act. The increase in FDIC premiums was also expected.

The increase in other income was primarily the result of a $13,000 increase in service charges on deposit accounts, a $12,000 gain on mortgage servicing revenue net of amortization and impairment and a $4,000 increase in gain on sale of loans.

321 N. Wooster Avenue, Post Office Box 38

Dover, OH 44622

330-364-7777    www.onlinefirstfed.com

NASDAQ: FFDF

The decrease in the provision for losses on loans was due to management’s assessment of its loan portfolio, delinquency rates, net charge-offs, the amount of the allowance for loan losses and current economic conditions. Net charge offs were $64,000 for the quarter ended September 30, 2009, and $58,244 for the comparable quarter in 2008. Non-performing loans were $949,000, or .50%, of total assets at June 30, 2009, compared to $1.3 million, or .69%, at September 30, 2009.

The decrease in the provision for income taxes was due to decreased earnings before income taxes.

FFD Financial Corporation reported total assets at September 30, 2009, of $192.4 million, an increase of $3.4 million, or 1.8%, over the June 30, 2009 balance of $189.0 million. Cash and cash equivalents decreased by 1.4% to $13.6 million from the June 30, 2009 balance of $13.8 million. Loans receivable (net) increased by 1.4% from the June 30, 2009, balance of $161.4 million to $163.7 million at September 30, 2009. Loans held for sale decreased $191,000, or 61.4%, and real estate owned (net) decreased $100,000, or 82.6% from June 30, 2009. Total liabilities increased by 1.9% from $171.1 million at June 30, 2009 to $174.4 million at September 30, 2009, and included deposits of $158.7 million, an increase of 3.3% over the June 30, 2009 balance of $153.6 million. The increase in shareholders’ equity was primarily attributable to net earnings of $172,000 and increases in the fair market value of investments available for sale, which were partially offset by dividend payments. First Federal continues to maintain strong capital ratios, exceeding wellcapitalized regulatory requirements.

 FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, in Sugarcreek and in Berlin. The Corporation maintains an interactive web site at www.onlinefirstfed.com

321 N. Wooster Avenue, Post Office Box 38

Dover, OH 44622

330-364-7777    www.onlinefirstfed.com

NASDAQ: FFDF

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

ASSETS	September 30, 2009	June 30, 2009
	(unaudited)
Cash and cash equivalents	$ 13,567	$ 13,755
Investment securities	6,991	5,865
Mortgage-backed securities	288	293
Loans receivable, net	163,681	161,438
Loans held for sale	120	311
Real Estate Owned	21	121
Other assets	7,711	7,231

Total assets	$192,379	$189,014

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$158,740	$153,627
Borrowings	13,864	14,669
Other liabilities	1,807	2,833
Total liabilities	174,411	171,129
Shareholders’ equity	17,968	17,885

Total liabilities and shareholders’ equity	$192,379	$189,014

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	Three months ended September 30,
	2009	2008
	(unaudited)	(unaudited)

Total interest income	$2,541	$2,724

Total interest expense	1,003	1,076

Net interest income	1,538	1,648

Provision for losses on loans	95	105

Net interest income after provision for losses on loans	1,443	1,543

Other income	207	166

General, administrative and other expense	1,388	1,201

Earnings before income taxes	262	508

Federal income taxes	90	177

NET EARNINGS	$ 172	$ 331

EARNINGS PER SHARE
Basic	$.17	$.31

Diluted	$.17	$.31